NEWS RELEASE - for immediate release

Alexza Provides Pipeline Update

AZ-002 Phase 2a Study in Patients with Epilepsy

Planned for Second Half of 2014

Two New Product Candidates Identified - AZ-008 for Acute Treatment of Restless Legs

Syndrome and AZ-009 for Hypomobility in

Parkinson’s Disease Patients

Mountain View, California - July 31, 2014 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today provided an update on its pipeline and new product development efforts. In the second half of 2014, Alexza expects to initiate a Phase 2a study of AZ-002 (Staccato® alprazolam), which is being developed for the management of patients with acute repetitive seizures. Additionally, Alexza has identified two new Staccato-based product candidates for development - AZ-008 and AZ-009 - which will incorporate the active pharmaceutical ingredient ropinirole, a dopamine agonist, into Alexza’s proprietary Staccato system. The Company plans to develop AZ-008 for the acute treatment of restless legs syndrome (RLS) and AZ-009 for hypomobility, or freezing, during “off periods” in Parkinson’s disease (PD) patients.

“We have made good progress towards initiating the AZ-002 Phase 2a proof-of-concept study in epilepsy patients and plan to enroll the first patient in the second half of 2014,” said James V. Cassella, PhD, Executive Vice President, Research and Development and Chief Scientific Officer of Alexza. “We have been working with key opinion leaders in this field to finalize the protocol and our overall development strategy, and we look forward to being back in the clinic with AZ-002.”

Cassella continued, “On the pipeline side, over the last nine months we have conducted a broad review of medical need in major therapeutic areas. Through this process, we identified a number of product concepts that aligned with our Staccato technology. We selected Staccato ropinirole as the basis of the next product candidates planned in our pipeline, based upon our belief of the need for better therapies for patients with RLS or PD. We feel that AZ-008 and AZ-009 may offer these two distinct patient populations an advantage over products available today.”

Alexza believes that there are potential advantages from the co-development of AZ-008 and AZ-009, as the two product candidates may be able to utilize the same preclinical and toxicology program, Investigational New Drug (IND) submission and initial Phase 1 clinical trial. Beginning with planned Phase 2 clinical studies, Alexza expects to separate the two product candidates into distinct clinical development programs for the two different patient populations.

Alexza used a variety of tools in its new product identification process, including crowd-sourcing and traditional market research methods, and competitive and clinical analyses for each potential program. The new product candidates will be based on the single dose Staccato platform that is currently being produced in Alexza’s commercial production facility as ADASUVE®.

AZ-002 (Staccato alprazolam) for Acute Repetitive Seizures

Epilepsy, a disorder of recurrent seizures, affects approximately 2.5 million Americans, making it the third most common neurological disorder in the United States. Acute repetitive seizures (ARS) refers to seizures that are serial, clustered, or crescendo, and ones that are distinct from the patient’s usual seizure pattern. ARS occurs in a subset of patients with epilepsy who regularly experience breakthrough seizures, despite treatment with a regular regimen of anti-epileptic drugs.

Among the implications of ARS are concerns for patient safety. Prolonged or recurrent seizure activity persisting for 30 minutes or more may result in serious injury, health impacts or death, that correlate directly with seizure duration. ARS, if left untreated, has been reported to evolve into a state of persistent seizure, or status epilepticus, which has a 3% mortality rate in children and 26% in adults.

Alexza plans the first clinical trial with AZ-002 to be a Phase 2a proof-of-concept study. The Phase 2a clinical trial is planned to be an in-clinic, randomized, double-blind, evaluation of patients with epilepsy. The primary aim of this study will be to assess the safety and pharmacodynamic electroencephalographic effects of a single dose of AZ-002 at different dose strengths. Data from this clinical trial are expected to serve as the basis for dose determination in potential future efficacy and safety clinical studies. The Company owns full development and commercial rights to AZ-002.

AZ-008 (Staccato ropinirole) for Acute Treatment of RLS

RLS affects 2-3% of the adult U.S. population. RLS is characterized by restlessness in the legs, which can be accompanied by uncomfortable sensations, such as leg cramps, and an urge to move the legs. Symptoms start at rest and commonly worsen at night. About 80% of people with RLS have periodic limb movements of sleep, which can cause nighttime arousals, and reduce the quality and quantity of sleep. In an acute situation, RLS may delay sleep, and can negatively affect quality of life.

Alexza believes AZ-008 could play a role in treating acute and episodic or breakthrough RLS symptoms in patients who may or may not be taking chronic treatment. Alexza believes the benefits of AZ-008 may include: (i) rapidly treating acute symptoms when they occur at night, which may allow patients to calm their legs and go to or get back to sleep; and (ii) providing an acute treatment option for patients who are not yet taking chronic treatment and deferring starting chronic, maintenance therapy that can lead to augmentation of RLS symptoms. Forty-one percent of physicians surveyed in Alexza’s market research (n=114) see this product candidate as a potential significant improvement over currently available options for treating these symptoms. Alexza believes that rapidly treating the acute symptoms could address a need in RLS patients for whom the acute symptoms can seriously impair quality of life.

AZ-009 (Staccato ropinirole) for Hypomobility in PD

According to the Parkinson’s Disease Foundation, as many as one million people in the United States live with PD, which is a progressive neurodegenerative disorder that is characterized by a broad spectrum of motor and non-motor features that can have an impact on the function of the patient. One of these clinical features is acute and intermittent hypomobility, or freezing, during “off periods”, which tends to manifest in the more advanced patients.

Freezing is a form of akinesia (loss of movement) and is one of the most disabling symptoms of PD. It may occur in about half of PD patients and according to Alexza’s physician survey (n=111), can occur at any time of the day, and multiple times per day or week depending on the patient. Freezing most commonly affects the legs during walking, and because of this, is a common cause of falls, which can cause substantial social and clinical consequences for patients. Alexza’s interviews with neurologists who specialize in treating PD describe a freezing episode as unpredictable and sudden, and lasting 10 to 30 minutes. Although these freezing episodes can be mitigated by treatment with dopamine agonists, only oral and injectable treatment options are currently available for patients to treat themselves at home.

According to neurologists Alexza surveyed (n=111) who specialize in treating these patients, AZ-009 could play a role in treating the PD population that is currently underserved with current treatment options for freezing. According to the physicians Alexza surveyed, speed of onset of treatment is considered crucial in treating these episodes, and about half of surveyed physicians see this product candidate as a potential significant improvement over currently available options for treating these symptoms. Alexza believes benefits of AZ-009 include the rapid relief of freezing that occurs anytime during the day, without the need for self-injection or waiting for the effects of oral medications, thus providing an as needed treatment option in this difficult-to-treat patient population in which Alexza believes there is general dissatisfaction with treatments.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE is Alexza’s first commercial product and it has been approved for sale by the U.S. Food and Drug Administration and the European Commission. Teva Pharmaceuticals USA, Inc. is Alexza’s commercial partner for ADASUVE in the U.S. Ferrer is Alexza’s commercial partner for ADASUVE in Europe, Latin America and the Commonwealth of Independent States countries.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and our partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings, whether the Company’s financial resources will be sufficient to meet the its business objectives and operational requirements to manufacture ADASUVE and to develop AZ-002, AZ-008 and AZ-009, results of studies and trials may not be predictive of the future clinical trial results of AZ-002, AZ-008, AZ-009 or other product candidates, the protection and market exclusivity provided by the Company’s intellectual property for its product candidates, including rights to AZ-002, AZ-008, AZ-009 and the Staccato platform and the impact of competitive products and technological changes. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Ana Kapor
Alexza Pharmaceuticals
Senior Director, Investor Relations and Corporate Communications
650.944.7906
akapor@alexza.com